Exhibit 3.23
ARTICLES OF INCORPORATION
OF
INVACARE INTERNATIONAL CORPORATION
     The undersigned, a citizen of the United States, desiring to form a corporation, FOR PROFIT, does hereby CERTIFY:
ARTICLE I
     The name of the corporation is Invacare International Corporation.
ARTICLE II
     The principal office of the corporation shall be located in Elyria, Lorain County, Ohio.
ARTICLE III
     The purpose or purposes for which, or for any of which, it is formed are to enter into, promote or conduct any other kind of business, contract or undertaking permitted to corporations for profit organized under the General Corporation Laws of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Section 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, and, in connection therewith, to exercise all expenses and incidental powers normally permitted such corporations.
ARTICLE IV
     The authorized number of shares of capital stock of the corporation shall consist of Seven Hundred Fifty (750) shares, all of which shall be common shares, without par value.
ARTICLE V
     The amount of stated capital with which the corporation will begin business is at least Five Hundred Dollars ($500.00).
ARTICLE VI
     The corporation may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the corporation and at such prices as the Board of Directors of the corporation shall from time to time determine, and the board of directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

ARTICLE VII
     Not withstanding any provision of the laws of the State of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of shares entitling them to exercise two-thirds of any other proportion (but less than all) of the voting power of the Corporation or any class or classes of shares thereof, such action (unless otherwise expressly prohibited by statute) may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.
ARTICLE VIII
     The preemptive right to purchase additional shares or any other securities of the Corporation is expressly denied to all shareholders of all classes.
     IN WITNESS WHEREOF, I have subscribed my name to these Articles of Incorporation on January 30, 1984.

/s/ Lisa B. Reffner
LISA B. REFFNER
(Incorporator)